ARTICLES SUPPLEMENTARY

MANDATORY CONVERTIBLE CUMULATIVE JUNIOR
PREFERRED STOCK, SERIES B

OF

CECIL BANCORP, INC.
____________________

Pursuant to Section 2-208(b) of the
Maryland General Corporation Law
____________________

WHEREAS, by the Articles of Incorporation (the “Articles of Incorporation”), of Cecil Bancorp, Inc. (the “Corporation”), 1,000,000 shares of serial preferred stock, with $0.01 par value per share (the “Preferred Stock”) are authorized of which 11,560 shares have previously been designated “Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”); and

WHEREAS, in and by Article VI of the Articles of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”), pursuant to Section 2-208 of the Maryland General Corporation Law, is expressly authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in series and to fix and state the powers, designations, preferences, and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof; and:

WHEREAS, the Board of Directors, in accordance with the Articles of Incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on December 22, 2011 creating a series of 305,232 shares of Preferred Stock of the Corporation designated as “Mandatory Convertible Cumulative Junior Preferred Stock, Series B”.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.           Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Mandatory Convertible Cumulative Junior Preferred Stock, Series B” (the “Series B Preferred Stock”).  The authorized number of shares of Series B Preferred Stock shall be 305,232.  Such number of shares may be decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series B Preferred stock to a number less than that number of shares of Series B Preferred Stock then outstanding.

2.           Definitions.  As used herein, the following terms shall have the following meanings:

(a)
“Board of Directors” means the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(b)	“Beneficially Owned” means with respect to any securities having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(c)	“Business Day” means any day except Saturday, Sunday or any day on which banking institutions in the State of Maryland generally are authorized or required by law or government action to close.

(d)	“Common Stock” means the Corporation’s common stock, $.01 par value.

(e)	“Conversion Price” shall mean $1.72 per share as adjusted from time to time as provided in Section 10 hereof.

(f)	“Corporation” has the meaning set forth in the recitals.

(h)	“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(i)
“Dividend Period” means the period commencing on, and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including the Original Issue Date), and ending on, and including, the day immediately preceding the next successfully Dividend Payment Date.

(j)	“Dividend Rate” has the meaning set forth in Section 4(a) hereof.

(k)	“Effective Date” means, with respect to a Fundamental Change, the date upon which the Fundamental Change becomes effective.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m)	“Fundamental Change” shall be deemed to have occurred if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock (other than in connection with a transaction described in subclause (ii), in which case subclause (ii) shall apply);

(ii) the Corporation is involved in a transaction (whether by means of a consolidation with or merger into any other person, or a merger of another person into the Corporation, or the Corporation sells, leases or transfers in one transaction or a series of related transactions all or substantially all of the property and assets of its and its Subsidiaries) or series of related transactions pursuant to which the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; or

(iii) the stockholders of the Corporation approve any plan for the liquidation, dissolution or termination of the Corporation.

(n)	“Holder” or “holder” shall mean a holder of record of the Series B Preferred Stock.

(o)
“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(p)	“Liquidation Preference” shall have the meaning set forth in Section 11(a).

(q)	“Mandatory Conversion Date” shall mean the earlier of five (5) years after the Original Issue Date (March 30, 2017) or the Effective Date of a Fundamental Change.

(r)	“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(a) hereof.

(s)	“Optional Conversion” shall have the meaning set forth in Section 8 hereof.

(t)	“Optional Conversion Date” shall have the meaning set forth in Section 7 hereof.

(u)	“Original Issue Date” means March 30, 2012.

(v)
“Parity Stock” means any class or series of stock of the Corporation (other than the Series B Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(w)
“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(x)	“Regular Record Date” means the fifteenth calendar day of the month preceding the month in which the relevant Dividend Payment Date falls or such other record date fixed by the Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment.

(y)	“Series A Preferred Stock” shall mean the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(z)
“Subsidiary” means a partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

(aa)
“Trading Day” shall mean any day during which trading in securities generally occurs on any exchange on which the Common Stock may be listed or in the over-the-counter market of the Common Stock is not so listed.

3.           Ranking.  The Series B Preferred Stock shall rank junior to the Series A Preferred Stock and any other series of preferred ranking on a parity with the Series A Preferred Stock in liquidation and dividends.

4.           Dividends.

(a)           Dividend Rate.  Holders of the Series B Preferred Stock shall be entitled to receive on each share of Series B Preferred Stock, if, as and when declared by the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends at the rate of 5% per annum (equal to $0.86 per share) quarterly in arrears provided that if the Corporation’s stockholders shall not have approved an increase in the number of shares of Common Stock sufficient to satisfy the conversion rights herein within one (1) year from the Original Issue Date, the dividend rate shall be adjusted and become 9% per annum (equal to $1.548 per share) (the “Dividend Rate”).  Dividends on the Series B Preferred Stock shall be payable quarterly on each Dividend Payment Date through the Mandatory Conversion Date or the Optional Conversion Date, as the case may be, commencing on February 15, 2012.  Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Original Issue Date, whether or not in any Dividend Period(s) there have been funds lawfully available for the payment of such dividends. Dividends shall be payable to Holders on a Regular Record Date, except that dividends payable on the Mandatory Conversion Date shall be payable to the Holders presenting the Series B Preferred Stock for conversion. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without any adjustment, interest or other penalty in respect of such delay. Dividends payable on the Series B Preferred Stock for any period other than a full Dividend Period (based upon the number of days elapsed during such Dividend Period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  No dividends shall accrue on other dividends and accumulations of dividends on shares of the Series B Preferred Stock shall not bear interest.

    No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any

Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividends, upon all outstanding shares of Series B Preferred Stock.

    Dividends on the Series B Preferred Stock shall accrue and accumulate if the Corporation fails to pay one or more dividends in any amount, whether or not declared and whether or not the Corporation is then legally prohibited under Maryland law or the federal banking laws from paying such dividends.

(b)           Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly,  purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Series Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series Preferred Stock on the applicable record date).  The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’. rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series B Preferred Stock and any shares of Parity Stock, all dividends declared on Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series B Preferred Stock (including, if applicable as provided in Section 4(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.  If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Series B Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series B Preferred Stock shall not be entitled to participate in any such dividends.

5.           Voting Rights.  Each share of the Series B Preferred Stock shall be entitled to ten (10) votes per share voting with the Common Stock on each matter presented for a vote of stockholders.  Holders of the Series B Preferred Stock shall have no other voting rights.

6.           Mandatory Conversion

(a)   Each share of Series B Preferred Stock, unless previously converted, shall automatically convert on the Mandatory Conversion Date into a number of shares of Common Stock equal to its Liquidation Preference divided by the Conversion Price and each certificate for shares of Series B Preferred Stock shall thereafter represent only the number of shares of Common Stock into which the shares of Series B Preferred Stock formerly represented by such certificate have been converted as provided in this Section 6.

(b)   In addition to the number of shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock pursuant to clause (a) of this Section 6, the Corporation shall issue such number of shares of Common Stock as shall be equal to the dollar amount of all accrued and unpaid dividends on the converted shares of Series B Preferred Stock, whether or not previously declared, for the then-current Dividend Period ending on the Mandatory Conversion Date and all prior Dividend Periods divided by the Conversion Price.

(c)   No fractional shares shall be issued upon the Mandatory Conversion of the Series B Preferred Stock.  In lieu of fractional shares, the Corporation shall issue the holder cash in an amount equal to such fraction multiplied by the Conversion Price.

7.           Mandatory Conversion Procedures.

(a)           Upon occurrence of the Mandatory Conversion Date, the Corporation shall provide notice of such conversion to the Holders (such notice a “Notice of Mandatory Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to each Holder shall state, as appropriate:

(i)  the Mandatory Conversion Date;

(ii)  the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii)  if certificates are to be issued, the place or places where certificates for shares of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b)           Effective immediately prior to the close of business on the Mandatory Conversion Date, dividends shall no longer be declared on any such shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holders to receive any declared and unpaid dividends on such shares to the extent provided in Section 4 and any other payments to which the Holders are otherwise entitled pursuant to Section 6.

(c)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date.  Prior to the close of business on the Mandatory Conversion Date, shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock by virtue of holding shares of Series B Preferred Stock.

(d)           Shares of Series B Preferred Stock converted in accordance with these articles supplementary will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e)           The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or payments of cash in lieu of fractional shares to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f)           No later than three (3) Trading Days following delivery of the Notice of Conversion with respect to the Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to each Holder thereof or each such Holder’s designee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

8.           Optional Conversion

(a)           Subject to the receipt of any required regulatory approvals and the availability of shares of Common Stock, each share of Series B Preferred Stock shall be convertible at the option of the Holder at any time prior to the Mandatory Conversion Date into a number of shares of Common Stock equal to its Liquidation Preference divided by the Conversion Price (an “Optional Conversion”).  The date on which a Holder converts shares of the Series B Preferred Stock in an Option Conversion is referred to herein as an “Optional Conversion Date.”

(b)            In addition to the number of shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock pursuant to clause (a) of this Section 8, the Corporation shall issue such number of shares of Common Stock as shall be equal to the dollar amount of all accrued and unpaid dividends on the converted shares of Series B Preferred Stock, whether or not previously declared, for the then-current Dividend Period ending on the Optional Conversion Date and all prior Dividend Periods divided by the Conversion Price.

(c)           No fractional shares shall be issued upon the Optional Conversion of the Series B Preferred Stock.  In lieu of fractional shares, the Corporation shall issue the holder cash in an amount equal to such fraction multiplied by the Conversion Price.

9.           Optional Conversion Procedures.

(a)           A Holder shall exercise the Optional Conversion Rights provided by Section 8 by surrendering to the Corporation the certificates representing the shares of Series B Preferred Stock to be converted at any time during usual business hours at the Corporation’s principal place of business along with a letter of transmittal duly executed by the Holder or its legal representative specifying the number of shares of Series B Preferred Stock that it wishes to convert, the names  or names (with address or addresses) in which the certificates for shares of Common Stock are to be issued (and, if less than all of the shares of Series B Preferred Stock represented by the certificate that has been surrendered are to be converted, the names or names (with address or addresses) in which the certificates for any remaining shares of the Series B Preferred Stock are to be issued) and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the Holder or its legal representative.

(b)           As promptly as practicable after surrender of the certificates for the Series B Preferred Stock as described above but in no event more than three (3) Trading Days thereafter, the Corporation shall issue and deliver or cause to be issued and delivered to such Holders, or such other Person such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the Holder of the Series B Preferred Stock being converted, or the Holder’s transferee, shall be entitled, (B) cash payment in lieu of fractional shares in accordance with Section 8(c), and (C) a balance certificate for any shares of Series B Preferred Stock represented by the Series B Preferred Stock certificates that have been surrendered as to which the Holder has not exercised Optional Conversion Rights.

10.           Adjustment to Conversion Price.

(a)           The Conversion Price shall be adjusted from time to time (without duplication) by the Corporation as follows:

(i)           If the Corporation shall pay a dividend or make a distribution to holders of outstanding Common Stock in shares of Common Stock, the Conversion Price  shall be proportionately adjusted by multiplying (A) the Conversion Price in effect immediately prior to such dividend or distribution by (B) a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such dividend or distribution and of which the denominator shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such dividend or distribution plus (2) the total number of shares of Common Stock constituting such dividend or other distribution. Such adjustment shall be made successively whenever any such dividend or distribution is made and shall become effective immediately after such dividend or distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect had such dividend or distribution not been declared.

(ii)           If the Corporation shall subdivide its outstanding Common Stock into a greater number of shares of Common Stock, or combine its outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the day upon which such subdivision or combination becomes effective shall be, in the case of a subdivision of Common Stock, proportionately increased and, in the case of a combination of Common Stock, proportionately decreased. Such adjustment shall be made successively whenever any such subdivision or combination of the Common Stock occurs and shall become effective immediately after the date upon which such subdivision or combination becomes effective.

(b)           Whenever the Conversion Price shall be adjusted as provided in Section 10(a), the Corporation shall file, at its principal office, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its address appearing in the Corporation’s records. Each such statement shall be signed by the Corporation’s chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 10(c). The Corporation shall, upon written request at any time of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Price, and (ii) the Conversion Price at the time in effect

(c)           In the event the Corporation shall propose to take any action of the type described in Section 10(a), the Corporation shall give notice to each Holder which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number of shares of Common Stock which shall be deliverable upon conversion of shares of the Series B Preferred Stock. Except as otherwise provided herein, (x) in the case of any action that would require the fixing of a Record Date, such notice shall be given at least five days prior to the date so fixed and (y) in the case of all other action, such notice shall be given at least five days prior to the taking of such proposed action.

11.           Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation and after payment in full of the liquidation payments required to be paid or distributed to the holders of the Series A Preferred Stock and any series ranking on a parity with the Series A Preferred Stock, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series B Preferred Stock as to such distribution, payment in full in an amount equal to $17.20 per share (such amount, the “Liquidation Preference”).

(b)           Partial Payment. If in any distribution described in Section 11(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution, holders of Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 11, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

12.           Reservation of Shares.  Following receipt of stockholder approval of an amendment to the Corporation’s Articles of Incorporation to increase the number of shares of Common Stock to an amount sufficient to satisfy the conversion rights of the Series B Preferred Stock, the Corporation shall, at all times, reserve and keep available for issuance such number of shares of its authorized but unissued Common Stock issuable upon conversion of the Series B Preferred Stock.  The Corporation shall take all action permitted by law to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common sock  to permit such reservation or to permit the conversion of all outstanding shares of the Series B Preferred Stock.  Notwithstanding the foregoing, the Corporation reserves the right to deliver upon an Optional Conversion or Mandatory Conversion, shares of Common Stock acquired by the Corporation (in lieu of authorized but unissued shares of Common Stock) so long as the acquired shares are free and clear of all liens, charges, security interests or encumbrances.  The Corporation covenants that all Common Stock that may be issued upon conversion of the Series B Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable.  The Corporation further covenants that, if at any time, the Common Stock shall be listed on a national securities exchange or quoted on the Over-the-Counter Bulletin Board, the Corporation will, if permitted by the rules of such exchange or the Over-the-Counter Bulletin Board, cause to be listed or quoted on such exchange or the Over-the-Counter Bulletin Board all Common Stock issuable upon conversion of the Series B Preferred Stock.

13.           Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

14.           Notices.  All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles Supplementary, in the Charter or Bylaws or by applicable law.

15.           No Preemptive Rights.  No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

16.           Replacement Certificates.  The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

17.           Other Rights.  The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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IN WITNESS WHEREOF, Cecil Bancorp, Inc. has caused these Articles Supplementary to be signed by Mary B. Halsey, its President, this 30th day of March, 2012.

CECIL BANCORP, INC.

By:	/s/ Mary B. Halsey
Name:	Mary B. Halsey
Title:	President